                                                                    EXHIBIT 10.9


                                   AGREEMENT

         AGREEMENT, dated this 1st day of January 1997, between Commonwealth Bank (the "Bank"), a federally-chartered savings bank, and Patrick J. Ward (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is presently President and Chief Operating Officer of the Bank; and

         WHEREAS, the Bank desires to be ensured of the Executive's continued active participation in the business of the Bank; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive's agreeing to remain in the employ of the Bank, the parties desire to specify the terms of such employment;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

         1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

                 (a) AVERAGE ANNUAL COMPENSATION. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Bank or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination, including Base Salary, as defined in Section 1.(b) hereof, and bonuses under any employee benefit plans of the Bank.

                 (b) BASE SALARY. "Base Salary" shall mean the Executive's annual salary exclusive of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank.

                 (c) CAUSE. Termination by the Bank of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement or for any act or failure to act on the Executive's part done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Bank.

                 (d) CHANGE IN CONTROL OF THE BANK. "Change in Control of the Bank" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto, whether or not the Bank is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that a "Change in Control" of the Bank shall not be deemed to have occurred if Commonwealth Mutual Holding Company ceases to own at least 51% of all outstanding shares of stock of the Bank in connection with its conversion from mutual to stock form.

                 (e) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (f) DATE OF TERMINATION. "Date of Termination" shall mean the date the Executive's employment is terminated for any reason as specified in the Notice of Termination.

                 (g) DISABILITY. Termination by the Bank of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

                 (h) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within one year following a Change in Control of the Bank based on:

                          (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Chairman, President and Chief Executive Officer of the Bank or a material adverse change made by the Bank in the Executive's functions, duties or responsibilities as Chairman, President and Chief Executive Officer of the Bank as they existed immediately prior to a Change in Control of the Bank;

                          (ii) Without the Executive's express written consent, a reduction by the Bank in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

                          (iii) The principal executive office of the Bank is relocated more than 25 miles from the current principal executive office or, without the Executive's express written consent, the Bank requires the Executive to be based anywhere other than an area in which the Bank's principal executive office is located, except for required travel on business of the Bank to an extent substantially consistent with the Executive's present business travel obligations;

                          (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (j) below; or

                          (v) The failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in
                                  Section 9 hereof.

                 (i)     IRS.  IRS shall mean the Internal Revenue Service.

                 (j) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank's termination of Executive's employment for Cause; and (iv) is given in the manner specified in
Section 11 hereof.

                 (k) RETIREMENT. Termination by the Bank of the Executive's employment based on "Retirement" shall mean voluntary termination by the Employee in accordance with the Bank's retirement policies, including early retirement, generally applicable to their salaried employees.

                 (l) GENDER NEUTRAL PRONOUN USAGE. The use of the masculine pronoun shall be deemed to include the feminine pronoun throughout this Agreement.

         2.       TERM OF EMPLOYMENT.

                 (a) The Bank hereby employs the Executive as President and Chief Operating Officer and Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for three years, commencing on the date of this Agreement. Prior to the first annual anniversary of the date of this Agreement and each annual anniversary thereafter, the

Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) extension of the term under this Agreement. If the Board of Directors does not approve such extension it shall provide written notice to the Executive of such event or the Executive may give written notice to the Bank of the Executive's election not to extend the term. In each case such written notice shall be given not less than thirty (30) days prior to any such anniversary date. If the Board of Directors of the Bank elects to extend this Agreement after any anniversary date of this Agreement, it may, in its discretion, relate back to the anniversary date and extend this Agreement for up to three years from such anniversary date. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

                 (b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank's Board of Directors.

         3.       COMPENSATION AND BENEFITS.

                 (a) The Bank shall compensate and pay Executive for his services during the term of this Agreement at a minimum base salary of One Hundred Ninety Five Thousand Dollars ($195,000) per year, which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank and may not be decreased without the Executive's express written consent ("Base Salary"). In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Bank.

                 (b) During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Bank. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

                 (c) During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank, which shall in no event be less than four weeks per annum. Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.

                 (d) During the term of this Agreement, Bank agrees to provide Executive with the use of a Bank-owned automobile appropriate to his positions with the Bank and to pay all costs associated with such automobile, including registration, licensing, insurance and costs of operation.

         4. EXPENSES. The Bank shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance or in connection with the business of the Bank, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by Executive, the Bank shall reimburse the Executive therefor.

         5.       TERMINATION.

                 (a) The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

                 (b) The Executive's employment, and his status as an officer of the Bank shall terminate (i) immediately upon being given a Notice of Termination for Cause, or (ii) on the Date of Termination for any other reason. A Notice of Termination for other than Cause shall not affect the Executive's right to compensation to the Date of Termination or for such other period of time after the Date of Termination as specified in Section 5(c)(i) and (ii) hereof, if applicable.

                 (c)(i) In the event that Executive's employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death, or such employment is terminated by the Executive due to a material breach of this Agreement by the Bank which has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Bank, and as of the Executive's Date of Termination no Change in Control of the Bank has occurred, no written agreement which contemplates a Change in Control of the Bank and which still is in effect has been entered into by Commonwealth Mutual Holding Company and/or the Bank and no discussions and/or negotiations are being conducted by either of such entities which relate to same, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable:

                          (A) pay to the Executive, in twelve (12) equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to two (2) times the Executive's Base Salary as of his Date of Termination, and

                          (B) maintain and provide for a period ending at the earlier of (i) the expiration of twelve
                                  (12)  months from the Executive's Date of

                                  Termination or (ii) the date of the
                                  Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance (other than disability insurance unless the Executive was disabled and was receiving disability insurance benefits prior to the Date of Termination), life insurance, health and accident, and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Bank).

                          (ii)    In the event that Executive's employment is
terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death, or such employment is terminated by the Executive due to a material breach of this Agreement by the Bank which has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Bank or for Good Reason, and prior to the Executive's Date of Termination there has been a Change in Control of the Bank or a written agreement which contemplates a Change in Control of the Bank and which still is in effect has been entered into by Commonwealth Mutual Holding Company and/or the Bank or discussions and/or negotiations are being conducted by either of such entities which relate to the same, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable:


                          (A) pay to the Executive, within thirty (30) days following the Date of Termination, a lump sum cash severance amount equal to three (3) times the Executive's Average Annual Compensation as set forth on the W-2 forms issued by the Bank to the Executive and as determined in Section 1.(a) hereof, and

                          (B) maintain and provide for a period ending at the earlier of (i) the expiration of twenty four (24) months from the Executive's Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance (other than disability insurance unless the Executive was disabled and was receiving disability insurance benefits prior to the Date of Termination), life insurance, health and accident, and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Bank).

         6.       ARBITRATION   The Executive agrees to submit to final and
binding arbitration, pursuant to the rules of the American Arbitration Association, any and all claims arising from the termination, for any reason, of the Executive's employment by the Bank including, but not limited to:

                          (a) any and all claims for wages and benefits (including without limitation salary, stock, commissions, royalties, license fees, health and welfare benefits, Severance pay, vacation pay, and bonuses):

                          (b) any and all claims for wrongful discharge and breach of contract (whether express or implied), and implied covenants of good faith and fair dealing;

                          (c) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et. seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C.Section 12101 et. seq., and the Pennsylvania Human Relations Act, 43 P.S.
                                  Section 951 et seq.

                          (d) any and all claims under any federal or state statute relating to employee benefits or pensions;

                          (e) any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and negligence; and

                          (f) any and all claims for attorney's fees and costs.

         7. LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under
Section 5 being non-deductible to either of the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank's independent public accountants and paid by the Bank. Such counsel shall be reasonably acceptable to the Bank and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Bank and/or the Executive do not agree with the opinion of such counsel, (i) the Bank shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Bank may request, and Executive shall have the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 5 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero. The payments and benefits specified in Section 5 hereof may in no event exceed the Executive's Average Base Salary and benefits over the most recent three years prior to termination.

         8.       MITIGATION; EXCLUSIVITY OF BENEFITS.

                 (a) The Executive, unless terminated for Retirement, Change in Control of the Bank, or Disability, shall be required to mitigate the amount of any payments and benefits hereunder by seeking other employment or otherwise. In the event that the Executive obtains other employment during the period that the Executive is receiving payments pursuant to Section 5(c)(i)(A) hereof, the cash amounts to be paid to the Executive pursuant thereto shall be reduced by any compensation received by the Executive as a result of employment by another employer after the Date of Termination.

                 (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise, provided, however, that any payments or benefits the Executive receives from sources other than the Bank shall serve to reduce the cash amount paid to the Executive pursuant to Section 5(c)(i)(A) hereof.

         9. CONFIDENTIALITY. The Executive acknowledges that by virtue of his employment hereunder, he will maintain an intimate knowledge of the activities and affairs of the Bank, including confidential matters. As a result, the Executive agrees to maintain the confidentiality of all confidential information relating to the Bank during the term of employment hereunder and any period that the Executive may be receiving payments pursuant to Section 5 hereof, provided that nothing in this Section 8 shall be deemed to prevent the Executive from being employed by any other corporation, firm or entity upon termination of Executive's employment by the Bank as long as Executive does not violate the foregoing proscription.

         10. WITHHOLDING. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

         11. ASSIGNABILITY. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

         12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

                 To the Bank:         Commonwealth Bank
                                      70 Valley Stream Parkway
                                      Valley Forge, Pennsylvania 19482-2104

                 To the Executive:




         13. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on
its behalf.   No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         14. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

         15. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

         16. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         19. REGULATORY ACTIONS. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R. Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof

                 (a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. Sections 1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii)reinstate (in whole or in part) any of its obligations which were suspended.

                 (b) If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

                 (c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

                 (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

         20. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and any regulations promulgated thereunder.


         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                               COMMONWEALTH BANK



                                      By:
------------------------------            --------------------------------------





Witness:



------------------------------           ---------------------------------------
                                        PATRICK J. WARD